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                        CONTRACT FOR SERVICES AGREEMENT


     THIS AGREEMENT is entered into between FieldPoint Petroleum Corporation, a Colorado corporation ("the Company"), and Strategic Financial Services, Ltd., a West Indies corporation ("the Consultant").

     1. The Company hereby contracts with the Consultant and the Consultant hereby accepts such contract and agrees to perform the services and duties specified herein upon the terms and conditions hereinafter set forth.

     2. The initial term of this Agreement shall commence effective as of April 1, 1999 and conclude on July 31, 1999 and will be renewable from month to month thereafter upon such terms and conditions as may be agreed upon by the parties hereto; provided, however, that this Agreement may be sooner terminated as hereinafter set forth. In the event that both parties have a desire to renew this Agreement, such parties shall, beginning on the date thirty (30) days prior to the end of the term, make every effort to negotiate the specific terms and conditions of the contract for the subsequent period.

     3. The Consultant shall provide consulting services to the Company, including but not limited to, preparing research reports relating to the oil and gas industry, identifying and introducing representatives of the Company to acquisition targets, energy industry analysts, and services related to the Company attending energy conferences.

     4. For services rendered by the Consultant during the initial term of this Agreement, the Company agrees to issue to the Consultant an aggregate amount of Thirty Five Thousand (35,000) shares of common stock of the Company in four equal installments of Eight Thousand Seven Hundred Fifty (8,750) shares of common stock of the Company; one such installment to be issued on the last day of each month during the initial term of this Agreement.

     5. In the event of the Consultant's failure to observe or perform any of the provisions of this Agreement or the duties and responsibilities as described herein, or in the event of misconduct by the Consultant which substantially damages its utility to the Company for the work it performs, the Company may terminate this Agreement.

     6. The Consultant during the term of this Agreement may have access to and become familiar with certain confidential information of the Company and other information and records of the Company. The Consultant recognizes and acknowledges that such information and records constitute valuable, special, and unique property of the Company. The Consultant agrees that it will not, during or after the term of this Agreement, disclose any of such information and records to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever in any way. The Consultant further agrees that all files, records, documents, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into its possession, shall remain the exclusive property of the Company. In the event of a breach or threatened breach by the Consultant of the provisions of this Paragraph 6, the Company shall be entitled to an injunction restraining the Consultant from disclosing, in whole or in part, such information or records. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant.

     7. The Consultant shall be an independent contractor and not an employee of the Company under this Agreement. The Company will neither direct nor control the work and services of the Consultant pursuant to this Agreement. It is accordingly recognized and acknowledged by the Company and the Consultant that the Consultant is not entitled to and is being afforded no employment or employee benefits whatsoever by the Company under this Agreement and the services arrangement provided hereunder. With respect to employment benefits, the Consultant prefers to be an independent contractor and it shall be solely responsible for its own employment benefits. The Consultant also agrees to maintain adequate insurance to cover any claims arising out of the performance of its services under this Agreement. The Consultant hereby further indemnifies, holds harmless, and agrees to protect the Company from any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs, and attorneys' fees, for injury, loss, or damage arising out of or in connection with the work done or services performed by the Consultant or its agents or employees under this Agreement. Such indemnity shall apply where such injury, loss, or damage is caused in whole or in part from the negligence of the Company or its agents or employees. The Consultant further recognizes and acknowledges that all compensation paid under this Agreement to it is to be paid without reduction for any Federal and/or state income, employment, or other taxes, it being the sole responsibility of the Consultant to make provisions for taxes as are required by law and the Consultant hereby indemnifies, holds harmless, and agrees to protect the Company from any claims related to such taxes.

     8. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the contract for services hereunder and contains all of the covenants and agreements between the parties with respect to such contract for services in every manner whatsoever. No variations, modifications, amendments, or changes hereof shall be binding on either party hereto unless set forth in a written document executed by both parties.

     9. Neither this Agreement nor any duties or obligations hereunder shall be assignable by the Consultant without the prior written consent of the Company. Subject to the foregoing sentence, this Agreement shall inure to the benefit of and be binding on the representatives, successors, and assigns of the respective parties.

     10. If any action or proceeding at law or in equity is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and other costs incurred in connection with such action or proceeding in addition to any other relief to which it may be entitled.

     11. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. In the event that any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision contained in this Agreement.

     12. This Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Texas and venue shall be in Travis County, Texas.


                              FIELDPOINT PETROLEUM CORPORATION


                              By:
                                   ------------------------------
                                   Ray D. Reaves, its President


                              STRATEGIC FINANCIAL SERVICES, LTD.


                              By:
                                   ------------------------------
                                   Debra Barnes


                              By:
                                   ------------------------------
                                   Dale Fitzhenry


                              By:
                                   ------------------------------
                                   Gillian Hobson